UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014

Weatherford International public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

N/A
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 23, 2014, shareholders of Proserv Group Inc. (including a subsidiary of Weatherford International plc, or the "Company,") signed a definitive agreement pursuant to which affiliates of investor Riverstone Holdings LLC, in partnership with Proserv management, agreed to acquire 100% of the shares of Proserv from investment funds affiliated with Intervale Capital, subsidiaries of the Company, and certain minority shareholders. The transaction is subject to certain regulatory approvals and is expected to close by the end of 2014.

This is the third divestment transaction achieved this year and upon closing will bring total cash proceeds from all three transactions to approximately $1 billion. With this transaction, the Company will have achieved the stated target for divestment proceeds set at the beginning of the year.

The information contained in this Item 7.01 is deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing. Additionally, statements in this report that are not historical statements, including statements regarding the transaction described herein are forward-looking statements within the meaning of the federal securities law and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are beyond our control. These include, but are not limited to, the closing of the sale of Proserv. Except as required by law, we do not intend to update these forward-looking statements and information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: October 23, 2014
/s/ Krishna Shivram
Krishna Shivram
Executive Vice President and Chief Financial Officer